Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3494
plord@pnlifesciences.com

NANOGEN REPORTS 2006 FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, CA (May 11, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today reported its unaudited financial results for the quarter ended March 31, 2006.

Total revenues for the first quarter of this year increased by 37 percent to $4.4 million from $3.2 million in the same period in 2005. Product revenues for the first quarter of 2006 were $2.1 million compared to $1.2 million for the first quarter of 2005 primarily due to revenue from products acquired in a recently completed acquisition.

“I am pleased and encouraged by the momentum demonstrated in the first quarter revenue growth,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “Sales of the second-generation microarray platform, the NanoChip®400, are promising, and we began shipment of reagents for several new tests. We have successfully integrated the Spectral Diagnostics cardiac business acquired in February, which immediately contributed to our revenue growth. Our recent acquisition of Amplimedical, which closed May 1, provides us with an existing molecular diagnostics business in Europe and an exciting opportunity to expand our international sales in the coming quarters. Both acquisitions will help accelerate progression of our business model, which is expected to grow revenues and begin steady bottom line improvement.”

Nanogen’s research and development, and selling, general and administrative operating expenses for the first quarter of 2006 were $14.2 million compared to $11.3 million in the quarter one year ago. Included in first quarter 2006 expenses was $1.4 million of non-cash accounting expense for share-based compensation, as required by the Financial Accounting Standards Board’s new standard, FAS 123R. The comparable period in 2005 includes $300,000 share-based compensation.

“On a comparative basis, the $2.9 million increase in operating expenses over the prior year’s first quarter expenses is due to first-time reporting of share-based compensation and expenses we record as part of our investment in Jurilab, the Finnish genomics company, whose expenses were not included in Nanogen’s 2005 results. Excluding these two items, expenses rose modestly to include the costs associated with the acquired Spectral operations,” said Robert Saltmarsh, Chief Financial Officer.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the first quarter of 2006 was $32.4 million, approximately the same as at the close of the fourth quarter of 2005.

For the quarter ended March 31, 2006, Nanogen’s net loss was $12.0 million or $0.21 per share, compared to a net loss of $8.3 million or $0.17 per share in the same period of 2005. The accounting for stock based compensation accounted for approximately $0.03 per share.

Financial Guidance for 2006

Nanogen’s pro-forma revenue base, which is calculated by taking the prior year revenue for Nanogen and adding Spectral’s and Amplimedical’s prior year revenue from the respective acquisition dates through the remainder of the year, is approximately $24 million. The company expects revenue growth of approximately 20% in 2006 above the pro-forma revenue. Additionally, the company forecasts that EBITDA, as measured by operating results less non–cash items and the consolidated Jurilab expenses, will improve in each quarter of 2006 and that the fourth quarter EBITDA will be approximately 50% less than the first quarter’s EBITDA.

Webcast of Conference Call

Nanogen management will host a conference call to discuss the first quarter 2006 results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific). (Interested investors and others may participate in the conference call by dialing (877) 407-9210 for US/Canadian participants and (201) 684-8049 for international participants).

Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate web site at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call on May 11, and can be accessed via telephone at (877) 660-6853 for US/Canada participants and (201) 612-7415 for international participants. The account number, 286, along with the conference ID, 201897, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip®400 electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

# # # #

NANOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,322	$6,194
Short-term investments	20,096	26,185
Receivables, net	2,729	2,141
Inventories, net	5,059	3,724
Other current assets	1,875	1,457

Total current assets	42,081	39,701
Property and equipment, net	8,080	7,590
Acquired technology rights, net	14,243	9,604
Restricted cash	1,561	1,794
Other assets	1,922	2,214
Goodwill	38,407	37,178

Total assets	$106,294	$98,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,810	$7,728
Deferred revenue	594	535
Common stock warrants	111	86
Current portion of debt obligations	642	701

Total current liabilities	9,157	9,050
Debt obligations, less current portion	557	643
Debt obligation of variable interest entity	7,930	7,245
Other long-term liabilities	6,933	6,648

Total long-term liabilities	15,420	14,536
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at March 31, 2006 and December 31, 2005; no shares issued and outstanding at March 31, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value, 135,000,000 shares authorized at March 31, 2006 and December 31, 2005; 61,970,112 and 54,794,648 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	61	55
Additional paid-in capital	413,490	396,297
Accumulated other comprehensive loss	(314)	(189)
Deferred compensation	(49)	(2,218)
Initial capital deficit of consolidated variable interest entity, net	(6,856)	(6,856)
Accumulated deficit	(323,677)	(311,656)
Treasury stock, at cost, 505,830 shares at March 31, 2006 and December 31, 2005	(938)	(938)

Total stockholders’ equity	81,717	74,495

Total liabilities and stockholders’ equity	$106,294	$98,081

NANOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Product sales	$2,122	$1,210
License fees	1,814	1,700
Contracts and grants	416	266

Total revenues	4,352	3,176
Costs and expenses (1):
Cost of product sales	2,239	1,146
Research and development	6,260	4,912
Selling, general and administrative	7,369	5,967
Amortization of purchased intangible assets	560	393

Total costs and expenses	16,428	12,418

Loss from operations	(12,076)	(9,242)
Other income (expense):
Interest income, net	180	179
Other expense	(97)	(88)
Warrant valuation adjustment	(25)	881
Gain (loss) on foreign currency translation	(3)	13

Total other income	55	985

Net loss	$(12,021)	$(8,257)

Net loss per share—basic and diluted	$(0.21)	$(0.17)

Number of shares used in computing net loss per share—basic and diluted	56,340	47,773

(1)    The effect of share based payments and the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share Based Payment” (123R) on loss from operations is as follows:

Cost of product sales	$62	$—
Research and development	400	—
Selling, general and administrative	984	299
Amortization of purchased intangible assets	—	—

Total stock-based compensation expense	$1,446	$299